Exhibit B

                              THE OFFER TO PURCHASE

                       MERCANTILE ABSOLUTE RETURN FUND LLC
                         Forum Shareholder Services, LLC
                            c/o Forum Financial Group
                               Two Portland Square
                              Portland, Maine 04101

                           OFFER TO PURCHASE INTERESTS
                             DATED SEPTEMBER 1, 2005

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 2005,
                          UNLESS THE OFFER IS EXTENDED

To the Members of Mercantile Absolute Return Fund LLC:

      Mercantile Absolute Return Fund LLC, a closed-end, non-diversified management investment company organized as a Delaware limited liability company (the "Company"), is offering to purchase for cash on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer") an amount of Interests up to 5% of the net assets of the Company tendered by members of the Company ("Members") at a price equal to the net asset value as of December 31, 2005. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the Member's limited liability company interests in the Company and portions thereof representing beneficial interests in the Company.)

      The Offer will remain open until 5:00 p.m., Eastern Time, on September 30, 2005. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company's Limited Liability Company Agreement dated as of December 30, 2002 (the "LLC Agreement").

      Members should realize that the value of the Interests tendered in the Offer likely will change between August 31, 2005 (the last time net asset value was calculated) and December 31, 2005, when the value of the Interests tendered to the Company will be determined for purposes of calculating the purchase price of such Interests. Members tendering their Interests should also note that they will remain Members in the Company, with respect to the Interests tendered and accepted for purchase by the Company, through December 31, 2005, the valuation date of the Offer when the net asset value of their Interests is calculated. Any tendering Members who wish to obtain the most current estimated net asset value of their Interests should contact the Company, at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Eastern Time).

      Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Company in the manner set forth below.


                                    IMPORTANT

NONE OF THE COMPANY, ITS MANAGER, ITS ADVISER OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON EACH MEMBER'S FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

                       Mercantile Absolute Return Fund LLC
                         Forum Shareholder Services, LLC
                            c/o Forum Financial Group
                               Two Portland Square
                              Portland, Maine 04101

                              Phone: (800) 239-0418
                               Fax: (207) 879-6206

TABLE OF CONTENTS

SUMMARY TERM SHEET ...........................................................1

1.       BACKGROUND AND PURPOSE OF THE OFFER .................................2
2.       OFFER TO PURCHASE AND PRICE .........................................4
3.       AMOUNT OF TENDER ....................................................4
4.       PROCEDURE FOR TENDERS ...............................................5
5.       WITHDRAWAL RIGHTS ...................................................6
6.       PURCHASES AND PAYMENTS ..............................................6
7.       CERTAIN CONDITIONS OF THE OFFER .....................................7
8.       CERTAIN INFORMATION ABOUT THE COMPANY ...............................8
9.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES .............................9
10.      MISCELLANEOUS .......................................................9

SUMMARY TERM SHEET

      This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

o As stated in the LLC Agreement and Private Offering Memorandum, the Company will purchase your Interests in the Company at their net asset value (that is, the value of the Company's assets minus its liabilities, multiplied by the proportionate interest in the Company you desire to redeem). The Offer will remain open until 5:00 p.m., Eastern Time, on September 30, 2005 unless the Offer is extended. The net asset value will be calculated for this purpose on December 31, 2005. The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

o The Company reserves the right to cancel, extend, amend or postpone the Offer at any time before 5:00 p.m., Eastern Time, on September 30, 2005 (the "Expiration Date"). Also note that although the Offer expires on September 30, 2005, you will remain a Member of the Company through December 31, 2005, when the net asset value of your Interests is calculated, with respect to the Interests you tendered that are accepted for purchase by the Company.

o You may tender all of your Interests, a specified dollar amount of your Interest, or all of your Interests other than a required capital account balance of at least $50,000. If you request a specified dollar amount, you will be required to maintain a capital account balance of at least $50,000. The Company reserves the right to purchase less than the amount you tender if the purchase would cause your capital account to have less than the required minimum balance.

o If the Company accepts your tender, then the Company will mail to you a non-interest bearing and non-transferable promissory note (the "Promissory Note") entitling you to be paid an amount equal to the net asset value of the Interest tendered determined as of December 31, 2005 (the "Valuation Date").

o The Promissory Note will entitle you to an initial payment in cash equal to at least 90% of the unaudited net asset value of the purchased Interest, determined as of the Valuation Date (the "Initial Payment"). The Initial Payment will be made as of the later of (1) 30 days after the Valuation Date, or (2) if the Company has requested withdrawals of its capital from any of the investment funds in order to fund the purchase of Interests, 10 business days after the Company has received at least 90% of the aggregate amount withdrawn by the Company from the investment funds.

o The Promissory Note will also entitle you to a contingent payment (the "Post Audit Payment") equal to the excess, if any, of (a) the net asset value of the purchased Interest tendered and purchased as of the Valuation Date, as it may be adjusted based upon the results of the next annual audit of the Company's financial statements, over (b) the Initial Payment. The Post Audit Payment will be made promptly after the completion of the Company's annual audit for its fiscal year ending March 31, 2006 (which it expects will be completed 60 days after the fiscal year end).

o If the Company accepts the tender of all or a portion of your Interest, it will pay the proceeds from: cash on hand and withdrawals of capital from investment funds in which the Company has invested.

o Following this summary is a formal notice of the Company's offer to purchase your Interests. If you desire to tender all or any portion of your Interest for purchase, you must do so by 5:00 p.m., Eastern Time, on September 30, 2005, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interests.

o If you would like the Company to purchase your Interest, you should (i) mail the Letter of Transmittal (enclosed with the Offer) to the Company, at Forum Shareholder Services, LLC, c/o Forum Financial Group, Two Portland Square, Portland, Maine 04101; or (ii) fax it to the Company at
      (207) 879-6206, so that it is received before 5:00 p.m., Eastern Time, on September 30, 2005. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU MUST ALSO MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE COMPANY PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 2005). Of course, the value of your Interests likely will change between August 31, 2005 (the last time net asset value was calculated) and December 31, 2005, when the value of your investment will be determined for purposes of calculating the purchase price for Interests.

As of July 29, 2005, the net asset value of the Company was $53,628,101. If you would like to obtain the most current estimated net asset value of your Interests, which the Company calculates monthly based upon the information it receives from the managers of the investment funds in which the Company invests, you may call (800) 239-0418 Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Eastern Time) or write to the address listed above.

1.    BACKGROUND AND PURPOSE OF THE OFFER.

      The purpose of the Offer is to provide liquidity to Members who hold Interests in the Company, as contemplated by and in accordance with the procedures set forth in the Company's LLC Agreement and Private Placement Memorandum. The LLC Agreement and Private Placement Memorandum, which were provided to each Member in advance of subscribing for Interests, provide that the board of directors of the Company (the "Board of Directors") has the discretion to determine whether the Company will purchase Interests from time to time from Members pursuant to written tenders. The Private Placement Memorandum also states that the Manager and Adviser expect that they will recommend to the Board of Directors that the Company purchase Interests from Members semi-annually each year. The Company expects that the semi-annual written tenders will commence in March and September of each year.

      The Company previously offered to purchase Interests from Members pursuant a written tender. The chart below summarizes the effective date of those offers, the aggregate amounts of Interests tendered and the aggregate amounts of tendered Interests accepted by the Company for purchase.

                                                   Amount         Amount
Effective Date of Offer                           Tendered       Accepted
-----------------------                           --------       ---------

December 29, 2003                             $   1,250,000   $   1,250,000
March 3, 2004                                 $   3,138,654   $   3,138,654
September 7, 2004                             $   1,506,392   $   1,506,392
March 1, 2005                                 $   4,194,178   $   4,194,178

      Because there is no secondary trading market for Interests, and transfers of Interests are prohibited without prior approval of the Company, the Board of Directors of the Company has determined, after consideration of various matters, including but not limited to those set forth in the LLC Agreement and Private Placement Memorandum, to cause the Company to make this Offer. The Company intends to consider the continued desirability of making an offer to purchase Interests semi-annually, but the Company is not required to make any such offer.

      The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Members who do not tender Interests. Members who retain their Interests may be subject to increased risks due to the reduction in the Company's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Company believes that this result is unlikely given the nature of the Company's investment program. In addition, a reduction in the aggregate assets of the Company may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time. Payment for Interests purchased pursuant to this Offer may also require the Company to liquidate portfolio holdings earlier than the adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

      Affiliates of the Manager are direct Interest holders of the Company. Mercantile Bankshares Corporation ("MBC"), the indirect parent company of the Company's Manager, Mercantile Capital Advisors, Inc., is a financial holding company regulated by the Federal Reserve under the Bank Holding Company Act. MBC was the organizational member of the Company and invested $25 million in the Company. As of July 29, 2005, MBC held 37.80% of the Company's net asset value. MBC has informed the Company that it intends to tender a portion of its Interests in response to the Offer but that, if necessary, it will withdraw a portion of the amount tendered to allow any other Member that tenders its Interests to participate fully in the Offer.

      The Company's Offer is made to all its Members on the same terms, including affiliates of the Manager. If the amount of Interests duly tendered to the Company prior to the expiration of the Offer exceeds 5% of the Company's net asset value as of December 31, 2005, then the Company will in its sole discretion either (a) accept the additional Interests; (b) extend the Offer, if necessary, and increase the amount of Interests that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Company generally will attempt to purchase those Interests tendered that represent a Member's entire holdings unless the aggregate value of those Interests exceed 5% of the Company's net asset value on the Valuation Date.

      Interests that are tendered to the Company in connection with this Offer will be retired, although the Company will issue new Interests from time to time as set forth in its Private Placement Memorandum. The Company currently expects that it will accept subscriptions for Interests as of the first business day of each calendar quarter, but it is under no obligations to do so.

      The tender of Interests by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Company unless and until such Interests are purchased. Although the Offer expires on September 30, 2005, a Member remains a Member of the Company with respect to the Interests tendered that are accepted for purchase through December 31, 2005, when the net asset value of the Interests is calculated and retains all rights in the Member's tendered Interest, including voting rights, until the Valuation Date.

2.    OFFER TO PURCHASE AND PRICE.

      The Company will, on the terms and subject to the conditions of the Offer, purchase an amount of Interests up to 5% of the Company's net assets that are properly tendered by Members and not withdrawn (in accordance with Section 5 below) prior to 5:00 p.m., Eastern Time, on September 30, 2005. The Company reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The value of the Interests tendered for purchase will be the net asset value of the Company divided by the number of Interests outstanding on the Valuation Date, payable as set forth in Section 6. The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

      MEMBERS MAY OBTAIN MONTHLY NET ASSET VALUE INFORMATION, WHICH THE COMPANY CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE INVESTMENT FUNDS IN WHICH THE COMPANY INVESTS, UNTIL THE EXPIRATION OF THE OFFER BY CONTACTING THE COMPANY AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 8:30 A.M. TO 5:00 P.M. EASTERN TIME.

3.    AMOUNT OF TENDER.

      Subject to the limitations set forth below, Members may tender their entire Interest or a portion of their Interest either as a specific dollar amount being tendered or as a specific dollar amount above the required minimum capital account balance to remain in the Member's capital account, as described below. A Member who tenders for purchase only a portion of such Member's Interest shall be required to maintain a capital account balance equal to $50,000 or more. If a Member's tender of an amount less than all of its Interests causes the Member's capital account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

      If the amount of Interests that is properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to 5% of the Company's net asset value as of December 31, 2005 (or such greater amount as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If the amount of Interests duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 5 below exceeds 5% of the Company's net asset value as of December 31, 2005, the Company will in its sole discretion either (a) accept the additional Interests; (b) extend the Offer, if necessary, and increase the amount of Interests that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below. The Company generally will attempt to purchase those Interests tendered that represent a Member's entire holdings unless the aggregate value of those Interests exceed 5% of the Company's net asset value on the Valuation Date.

4.    PROCEDURE FOR TENDERS.

      Members wishing to tender Interests pursuant to the Offer should mail via the enclosed business reply envelope a completed and executed Letter of Transmittal to the Company at the address set forth on page 2, or fax a completed and executed Letter of Transmittal using the fax number set forth on page 2. The completed and executed Letter of Transmittal must be received, either by mail or by fax, no later than 5:00 p.m., Eastern Time, on September 30, 2005 unless the Offer is extended.

      The Company recommends that all documents be submitted via certified mail, return receipt requested, or by facsimile transmission with confirmation of successful transmission. A Member choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact the Company at the address or telephone number set forth on page 2. The method of delivery of any documents is at the election and complete risk of the

Member tendering Interests including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Company's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Company, the Manager nor the Board of Directors shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.    WITHDRAWAL RIGHTS.

      Any Member tendering Interests pursuant to this Offer may withdraw the tender at any time prior to 5:00 p.m., Eastern Time, on September 30, 2005 unless the Offer is extended. To be effective, any notice of withdrawal of a tender must be timely received at the address or fax numbers set forth on page
2. A form to give notice of withdrawal of a tender is available by calling the Company at the telephone number indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Company, in its sole discretion, and such determination shall be final and binding. Interests subject to a properly withdrawn tender shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

6.    PURCHASES AND PAYMENTS.

      For purposes of the Offer, the Company will be deemed to have accepted Interests that are tendered when it gives written notice to the tendering Member of its election to purchase such Interest.

      The amount a tendering Member will be paid will equal the value of the Interests tendered determined as of the Valuation Date, which is expected to be December 31, 2005, and will be based upon the net asset value of the Company's assets as of that date, after giving effect to all allocations to be made as of that date. Members requesting a specific dollar amount will have the appropriate number of Interests purchased by the Company from the Member's capital account to satisfy the requested amount based upon the value of an Interest on the Valuation Date. If a Member tenders only a portion of its Interests, the Member will be required to maintain a capital account balance equal to $50,000 or more. The Company reserves the right to purchase less than the amount a Member tenders if purchasing the full amount would cause the Member's capital account to have a value of less than $50,000 on the Valuation Date.

      If a Member's tender is accepted, payment of the purchase amount will consist of the Promissory Note, a non-interest bearing, non-transferable promissory note. The Promissory Note will entitle the Member to receive the Initial Payment in an amount equal to at least 90% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Company as of the Valuation Date. Payment of this amount will be made as of the later of 30 days after the Valuation Date, or if the Company has requested withdrawals of its capital from any of the investment funds in order to fund the purchase of Interests, 10 business days after the Company has received at least 90% of the aggregate amount withdrawn by the Company from the investment funds. The Promissory Note will also entitle the Member to receive the Post-Audit Payment, a contingent payment equal to the excess, if any, of (a) the net asset value of the purchased Interest tendered and purchased as of the Valuation Date, as it may be adjusted based upon the results of the next annual audit of the Company's financial statements, over (b) the Initial Payment. The Post Audit Payment will be made promptly after the completion of the Company's annual audit for its fiscal year ending March 31, 2006 (which it expects will be completed 60 days after the fiscal year end).

      The Promissory Note, pursuant to which a tendering Member will receive the Initial Payment and Post Audit Payment, will be mailed directly to the tendering Member after the Expiration Date.

      Although the Company has retained the option to pay all or a portion of the purchase price by distributing securities in-kind as set forth in its Private Placement Memorandum, in each case, the purchase price will be paid entirely in cash except in the unlikely event that the Company determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members. It is expected that cash payments for Interests acquired pursuant to the Offer, which will not exceed 5% of the net asset value of the Company's assets as of the Valuation Date (unless the Company elects to purchase a greater amount), will be derived from cash on hand and withdrawals of capital from the hedge funds in which the Company invests. Upon acceptance of tendered Interests for purchase, the Company will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that the Company has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under the Promissory Note, as described above.

7.    CERTAIN CONDITIONS OF THE OFFER.

      The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Company determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

      The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate interests in the investment funds in a manner that is orderly and consistent with the Company's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Company's Board of Directors, any (i) legal action or proceeding instituted challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement of war, armed hostilities, terrorist action or other international or national calamity or acts of God directly or indirectly involving the United States that is material to the Company, (vi) material decrease in the net asset value of the Company from the net asset value of the Company as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Company's Board of Directors determines that it is not in the best interests of the Company to purchase Interests pursuant to the Offer. There can be no assurance that the Company will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.    CERTAIN INFORMATION ABOUT THE COMPANY.

      The Company is registered under the Investment Company Act of 1940 as a closed-end management investment company. It is organized as a Delaware limited liability company and the principal office of the Company is located at 2 Hopkins Plaza, Baltimore, Maryland. The Company's telephone number is (800) 239-0418. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

      Other than a proposed restructuring plan as described herein under "Proposed Master-Feeder Structure," the Company does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Company's intention to accept subscriptions for Interests on the first business day of each calendar quarter), or the disposition of Interests (other than through periodic written tender offers, including this Offer); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy of the Company; (d) any change in the management of the Company except as described herein; (e) a sale or transfer of a material amount of assets of the Company (other than as the Company determines may be necessary or appropriate to finance any portion of the purchase price for Interests acquired pursuant to the Offer or in connection with ordinary portfolio transactions of the Company); (f) any other material change in the Company's structure or business; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition or control of the Company by any person.

      Other than the acceptance of subscriptions for Interests as of July 1, 2005 there have been no transactions involving Interests that were effected during the past 60 days by the Company, the Manager, the adviser, any Director or any person controlling the Company, the Manager or the adviser.

Proposed Master-Feeder Structure

      The Board of Directors of the Company is seeking Member approval to restructure the Company into a feeder fund that will invest substantially all of its investable assets in a newly formed master fund (the "Proposed Structure"). Members are being asked to consider approval of the Proposed Structure at a Special Meeting of Members scheduled to be held October 7, 2005 (the "Special Meeting").

      If the Proposed Structure is approved by Members, the Company will transfer its interests in underlying investment funds to the master fund in exchange for the master fund becoming a subsidiary of the Company, and the Company will become a feeder fund. In addition, the Company's Manager contemplates the establishment of an additional feeder fund for investment by tax-exempt entities.

      A full description of the Proposed Structure, the steps involved in its implementation, the benefits of, and risks related to, its creation, is included in the Proxy Statement relating to the Special Meeting and should be read in conjunction with this Offer to Purchase.

      Man-Glenwood Lexington TEI, LLC, a fund managed by another asset management firm, recently disclosed that it has filed a patent application which may apply to certain features of the Proposed Structure. Because the patent application is not publicly available, the Company has not been able to evaluate its merits. As a result, it is unclear at this time what aspects of the Proposed Structure are covered by the application, if or when a patent might be granted to Man-Glenwood or whether the Proposed Structure would infringe on the patent if such a patent is issued. The pending patent application and its relationship to the Proposed Structure are more fully described in the Proxy Statement relating to the Special Meeting.

9.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Company pursuant to the Offer.

      In general, a Member from whom Interests are purchased by the Company will be treated as receiving a distribution from the Company. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interests. A Member's basis in such Member's Interests will be reduced (but not below zero) by the amount of consideration received by the Member from the Company in connection with the



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purchase of such Interest. A Member's basis in such Member's Interests will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. If the Company purchases a Member's entire Interest, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Company is less than the Member's then adjusted tax basis in such Member's Interest.

10.   MISCELLANEOUS.

      The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

      The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Company at the address and telephone number set out in the Letter of Transmittal or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.

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